Exhibit 99.1
GTSI Reports First Quarter Results
First Quarter Operating Expenses Lowest Levels in 4 Years
Gross Margin Increases Continue
CHANTILLY, VA. — May 7, 2008 — GTSI Corp.® (NASDAQ: GTSI), an enterprise solutions and services provider to government, today released financial and operating results for the first quarter of 2008.
“During the quarter we made significant progress in differentiating our offerings by leveraging our product expertise with financial and professional services. The results for this quarter are encouraging as gross margins are increasing, expenses are declining and our balance sheet is strong,” said Jim Leto, GTSI’s Chief Executive Officer. “In the fourth quarter of 2007 we saw several opportunities push into 2008 as a result of federal agency budget funding issues. As we stated previously, we expected that some of these opportunities would be pushed into the first quarter enabling us to take advantage of our reach across many agencies. This was the case.
“Our realignment on solutions and focus on a core set of strategic partners has positioned GTSI’s sales to pursue larger and more complex transactions,” said Leto. “During the quarter we operated at an enhanced level which allowed GTSI to reach the next level of business maturation. Key metrics at most levels indicate that GTSI has stabilized and as a result, our sales and services teams are able to focus more on anticipating and meeting our customers’ ever growing technology needs.”
For the first quarter of 2008, GTSI reported sales of $142.8 million, a 2.6% decline from $146.6 million in the first quarter of 2007, and a net loss of $5.1 million ($0.52 per share) an improvement over a net loss of $6.9 million ($0.73 per share) reported in the first quarter of 2007. Net loss decreased in the first quarter of 2008 from the same period in 2007 due to stronger performance in financial services, higher gross margins and reduced operating expenses. Selling, general and administrative expenses were $25.9 million, down from $26.2 million for the same period in 2007.
Gross margin dollars in the first quarter of 2008 were $21.4 million with gross margin as a percentage of sales increasing to 15.0% in the period, compared to $20.2 million with a gross margin percentage of 13.8% in the first quarter of 2007.
Operations and Financial Update
Joe Ragan, GTSI’s Senior Vice President and Chief Financial Officer, said, “GTSI ended the quarter with a healthy balance sheet. We paid off $10 million of subordinated debt from cash generated by the business and we ended the quarter with zero drawn on our revolving credit facility. Our days sales outstanding (DSO) at the end of the quarter was 35 days. We saw overall sales decrease and the gross margin percentage increase as the company continued to focus on larger opportunities as well as continuing our vendor rationalization plan with more complex transactions and fewer technology partners.”

“We reduced our net loss during the quarter in keeping with our goal to return to profitability,” said Ragan. “Based upon the performance of the first quarter and coupled with the strong pipeline of large solutions opportunities in sight, we believe that 2008 will maintain our trend of continuing financial and operational improvement.”
Conference Call
An investor conference call to discuss first quarter results is scheduled for 11:00 a.m. Eastern Time May 7, 2008. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through May 15, 2009. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, May 15, 2008. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 81726185.
About GTSI Corp.
GTSI Corp. is the first information technology solutions provider offering a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows government agencies to implement solutions of national and local significance quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet governments’ current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com
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GTSI Corp. Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		2008 vs 2007
	2008	2007	Actual	Percentage
SALES
Product	$127,567	$133,883	$(6,316)	-4.7%
Service	11,912	10,200	1,712	16.8%
Financing	3,311	2,533	778	30.7%

	142,790	146,616	(3,826)	-2.6%
COST OF SALES
Product	114,820	119,590	(4,770)	-4.0%
Service	5,717	6,039	(322)	-5.3%
Financing	847	814	33	4.1%

	121,384	126,443	(5,059)	-4.0%

GROSS MARGIN	21,406	20,173	1,233	6.1%

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	25,871	26,198	(327)	-1.2%

LOSS FROM OPERATIONS	(4,465)	(6,025)	1,560	25.9%

INTEREST AND OTHER EXPENSE	(647)	(923)	276	29.9%

LOSS BEFORE INCOME TAXES	(5,112)	(6,948)	1,836	26.4%

INCOME TAX BENEFIT	48	—	48	100.0%

NET LOSS	$(5,064)	$(6,948)	$1,884	27.1%

LOSS PER SHARE
Basic	$(0.52)	$(0.73)	$0.21	28.7%

Diluted	$(0.52)	$(0.73)	$0.21	28.7%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,692	9,475	217	2.3%

Diluted	9,692	9,475	217	2.3%

GTSI Corp. Consolidated Balance Sheet
(In thousands)

	March 31,
	2008	December 31,	Change from December 31, 2007
	(unaudited)	2007	Actual	Percentage
ASSETS
Current assets:
Cash and cash equivalents	$—	$829	$(829)	-100.0%
Accounts receivable, net	136,093	165,317	(29,224)	-17.7%
Inventory	14,740	21,577	(6,837)	-31.7%
Deferred costs	6,782	5,615	1,167	20.8%
Other current assets	6,561	5,169	1,392	26.9%

Total current assets	164,176	198,507	(34,331)	-17.3%
Depreciable assets, net	11,952	12,158	(206)	-1.7%
Long-term receivables and other assets	9,772	16,002	(6,230)	-38.9%

TOTAL ASSETS	$185,900	$226,667	$(40,767)	-18.0%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$—	$18,031	$(18,031)	-100.0%
Accounts payable	84,162	84,715	(553)	-0.7%
Financed lease debt, current portion	8,513	8,509	4	0.0%
Accrued liabilities	11,617	14,725	(3,108)	-21.1%
Deferred revenue	2,114	2,542	(428)	-16.8%

Total current liablilites	106,406	128,522	(22,116)	-17.2%
Long-term debt	—	10,000	(10,000)	-100.0%
Long-term financed lease debt	5,803	9,068	(3,265)	-36.0%
Other liabilities	340	1,364	(1,024)	-75.1%

Total liabilities	112,549	148,954	(36,405)	-24.4%
Total stockholders’ equity	73,351	77,713	(4,362)	-5.6%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$185,900	$226,667	$(40,767)	-18.0%